Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	March 30, 2007
BUTLER NATIONAL CORPORATION COMMENTS ON PASSAGE OF STATE OWNED GAMING - SB 66 - BY KANSAS LEGISLATURE

Olathe, Kansas March 30, 2007 - Butler National Corporation (OTC Bulletin Board "BUKS") a recognized provider of professional management services in the gaming industry, reports the passage of state-owned gaming in Kansas as defined in Senate Bill 66 by the Kansas Legislature. The bill provides for state-owned casinos in at least four locations in Kansas. These locations include Ford County, Wyandotte County, Crawford or Cherokee County, and Sedgwick or Sumner County. State sponsored studies report that the implementation of this legislation could result in approximately $200 million annually to the State of Kansas. Before the bill can become law, Governor Sebelius must approve the legislation.

Clark Stewart, President and Chief Executive Officer of Butler National Corporation said, "We commend the Kansas Legislature for its hard work and dedication to completing the first step in allowing state-owned gaming in Kansas by the passage of Senate Bill 66.

This positive action by the Kansas Legislature could provide substantial tourism revenue especially in destinations like historic Boot Hill in Ford County and the booming economic development in Western Wyandotte County.

Butler National is a Kansas corporation, we are residents of the State of Kansas, and taxpayers to the State of Kansas. We appreciate the action taken by the Kansas Legislature in passing SB 66. Our Representatives and Senators have taken a significant step forward to make the state of Kansas a better place to live and do business.

The money generated from state-owned casinos will benefit both today's Kansans and future generations of Kansans. Butler National, a Kansas company, is proud to participate in the future development generated from this legislation."

Our Business:

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

There is no assurance that Butler National will be awarded a contract to manage a state-owned facility for Kansas. Senate Bill 66 provides for a fairly complex applicant review and selection process. Butler National plans to use its best efforts to acquire rights to manage a gaming facility on behalf of the State of Kansas.

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward- looking statements contained herein. These Risk Factors are also listed in Part I Item 1A of the company's Annual Report on Form 10-K.

FOR MORE INFORMATION CONTACT:
Craig Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
Creative Options Communications
jim@jdcreativeoptions.com

Phone (214) 663-5833 Fax (913) 780-5088 Phone (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-